Exhibit 10.42

INTERNATIONAL LONG-TERM ASSIGNMENT EXTENSION LETTER

Date: December 20, 2012

Employee: Eric Schwartz

Dear Eric:

Pursuant to our recent discussions, I would now like to confirm your forthcoming assignment extension in London, the United Kingdom (the “Assignment Extension”). The detailed provisions of your compensation and benefits package are governed by the terms and conditions of your agreement with Equinix Operating Co., Inc. (the “Company”) dated April 22, 2008 regarding expatriate benefits, which was amended on December 19, 2008, February 17, 2010 and December 14, 2010 (as amended, the “Assignment Letter”). The purpose of this letter is to specify the details relating to your Assignment Extension. This offer is contingent upon your ability and/or the Company’s to secure all necessary visas, work permits, and other mandated host-country requirements.

We anticipate your Assignment Extension will begin January 1, 2013 and extend through June 30, 2013. This time frame may be adjusted, if necessary, in accordance with your and Equinix needs.

Please note that you and your family will not receive another familiarization visit, temporary living assistance, moving costs – household goods assistance (except the Company will continue to pay for any temporary warehousing of your furnishings), settlement allowance, or driver training as discussed in the Assignment Letter, as these benefits were one time benefits offered only during your and your family’s initial move to the United Kingdom.

All other terms and conditions of the Assignment Letter will remain in effect through June 30, 2013 unless otherwise stated herein.

Compensation and Benefits:

Your compensation and benefits package will remain the same as under your current assignment.

Compensation

You will remain an employee of the Company, paid on the United States payroll.

Benefits

Life insurance, business travel accident insurance, retirement plans, disability and healthcare coverage will continue to be provided by the Company during your Assignment Extension. Any vacation/holiday balance you have accrued in the United States will remain intact in the United States.

Tax Assistance:

You will be responsible for complying with any and all applicable income tax regulations in the UK and in any other countries where you are required to pay taxes. During your Assignment Extension, the Company will pay for you to receive tax assistance from a qualified firm chosen by the Company. A representative from said firm will contact you prior to your extension to arrange a meeting to discuss the impact of foreign earnings on personal income and related government and social security taxes.

Assignment Allowances and Reimbursements:

You will be entitled to the following allowances or reimbursements to cover additional costs incurred as a result of your Assignment Extension.

•	COLA - This allowance of $2,993.34 USD per month will be reviewed periodically and may increase or decrease depending on factors current at the time of review.

•	Direct Paid Housing - 2500.00 GBP per week.

•	Utilities Allowance - Reimbursement based on receipts submitted per month.

•	Home Trips, Mail Forwarding Charges, and Dependent Education - Reimbursements based on current assignment benefits provided.

•	Automobile Allowance - Reimbursed at $5,475.00 USD per month.

Repatriation:

At the end of this Assignment Extension, the Company will arrange and pay for the movement of your household goods to your home country, or to the location of your next assignment with the Company.

General:

Equinix personnel policies and standards of business apply to your Assignment Extension, unless a company representative, who is authorized to make exceptions, provides a written exception. These policies may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company.

Nothing herein is intended to create an employment contract or a promise of employment for a fixed term or for an indefinite term.

We wish you every success.

Regards,

/s/ Garry Ronco
Name:	Garry Ronco
Title:	SVP Human Resources

By accepting this extended assignment, you grant to Equinix management and HR, wherever they may be located, to utilize and process your personal information for purposes related to your employment at the Company. This may include transfer of our personnel records outside of your home country. All personnel records are considered confidential and access will be limited and restricted to individuals who need to know or who will process that information. The Company will share your personnel records as needed with third parties assisting in the administration of your international assignment.

I have read and I fully understand and accept the terms and conditions of the assignment extension as outlined in this letter.

Signed	/s/ Eric Schwartz	Date	21/12/12